Exhibit 99.1

Joint Filer Agreement

The undersigned hereby agree and acknowledge that the statement containing the information required by Schedule 13G, to which this agreement is attached as an exhibit, is filed on behalf of each of them, and any amendments or supplements to the Schedule 13G shall also be filed on behalf of each of them.

Dated:  February 11, 2008

/s/Daniel Weissman
Daniel Weissman
/s/Mark Feldberg
Mark Feldberg
TRADELINK SECURITIES, LLC

/s/Daniel Weissman
Daniel Weissman Partner